UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: October 11, 2016
(Date of earliest event reported)
ImmuCell Corporation
(Exact name of registrant as specified in its charter)
DE	001-12934	01-0382980
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
56 Evergreen Drive, Portland, Maine	04103
(Address of principal executive offices)	(Zip Code)
207-878-2770
(Registrant's telephone number, including area code)
Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 8.01. Other Events
ImmuCell today announced that it has broken ground on construction of its new pharmaceutical facility to produce Nisin, the active ingredient in Mast Out®. The two-story facility, which is nearby to the Company’s headquarters and USDA production facility at 56 Evergreen Drive in Portland (about 100 miles north of Boston), will provide over 16,800 square feet of fermentation, processing, laboratory and warehouse space on a footprint of 12,625 square feet.

The estimated budget for this project is approximately $20 million. Consigli Construction Co., Inc. is serving as construction manager on this project. In connection therewith, the Company entered into a guaranteed maximum price contract with Consigli valued at approximately $5 million during the third quarter. The Company expects to amend this contract during the fourth quarter increasing its value to approximately $11 million.

The Company also announced that the City of Portland approved a Tax Increment Financing (TIF) credit enhancement package for the Company that reduces the Company’s real estate taxes on this facility by 65% over the first eleven years and by 30% during the 12th year, after which time the rebate expires. The TIF is still subject to standard approvals by the State’s Department of Economic and Community Development.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
Press Release of ImmuCell Corporation dated October 11, 2016

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 11, 2016	ImmuCell Corporation By: /s/ Michael F. Brigham Michael F. Brigham President, Chief Executive Officer and Principal Financial Officer

Exhibit Index
Exhibit No.	Description
99.1	Press Release of ImmuCell Corporation dated October 11, 2016